EXHIBIT 10 (vii)

DEFERRED COMPENSATION PLAN

FOR EMPLOYEES OF THE BOEING COMPANY

(As Amended and Restated on October 22, 2001)

1.

Purpose. The purpose of this Deferred Compensation Plan (the “Plan”) for employees of The Boeing Company (the “Company”) and its subsidiaries is to provide a means by which eligible employees may defer payment of base salaries and awards made under incentive compensation plans sponsored by the Company or its subsidiaries.

2.

Eligibility. Any Executive Payroll employee, including those employed by a subsidiary of the Company, if such employee is paid on a U.S. dollar-based payroll, shall be eligible to participate in this Plan.

3.	Elections. An eligible employee may elect deferrals, by executing and delivering to the Company a notice which shall state:

in the case of salary deferrals, the percentage of the Participant’s base salary (but not more than 50% thereof) to be deferred in each regular pay period, and in the case of deferrals of incentive compensation awards payable in cash, the percentage of the award to be deferred (which shall be all or any portion thereof), and in the case of incentive compensation awards payable other than in cash, an election to defer such award (such election to apply to all of each non-cash award), and with respect to any of the above elections, the method for crediting investment earnings on deferred amounts.

A notice of election will remain in effect until changed with respect to future deferrals by a notice to the Company increasing or decreasing the percentage of future salary or cash awards under incentive compensation plans to be deferred, terminating an election to defer non-cash incentive compensation awards, or changing the method for crediting investment earnings on future deferrals. Any election or change in election must be made by December 1 to be effective for a salary deferral for the following year, or for any cash or non-cash incentive compensation award to be made by the Committee in the following year, or for changing the earnings credit method for deferrals made in the following year. Any such election, if approved by the Committee, shall supersede any election previously made.

A Participant may request that the Committee approve cancellation of a salary deferral election during the year for which such deferral was elected. No such request shall be approved except upon a showing of substantial hardship not capable of being alleviated through the use of other resources reasonably available to the Participant. If approved, such cancellation shall have prospective effect only, from the date of such approval.

If a Participant terminates participation in this Plan, all amounts accumulated in the Participant’s account prior to termination will continue to be held subject to the Plan.

For purposes of the Plan, a “Participant” means an employee or former employee having an account under the Plan.

4.

Company Matching Contributions. To the extent that the Company or any subsidiary makes a matching contribution with respect to all or part of any amounts deferred under this Plan, each such matching contribution shall be deferred together with the Participant deferral to which it relates, and shall be subject to all of the Participant elections (including default elections) with respect to such deferral. Any matching contribution made pursuant to this Section 4 shall be canceled and forfeited if the employee leaves the employment of the Company or a subsidiary for any reason other than retirement under a retirement plan sponsored by the Company or a subsidiary, disability as determined by the Company or subsidiary, layoff, or death.

5.

Earnings Credits on Deferred Amounts. All amounts deferred under the Plan, and any matching Company or subsidiary contribution with respect thereto, shall be credited to the Participant’s account at the time at which they would otherwise first have become payable to the Participant or, if earlier, the time at which the Participant’s interest in the award becomes vested. Non-cash awards shall be credited to the Participant’s account at the time at which they would otherwise first have become distributable to the Participant.

Each account shall be credited with earnings thereon, under the Interest Credit method or the Stock Unit method, at the election of the Participant. In the absence of an election the Interest Credit method shall be used. Once an election has been made, it shall be irrevocable except for the special one-time election to change the method of crediting earnings for terminating Participants.

Interest Credit Method. A Participant’s account shall be credited monthly with interest on all amounts in that account during the preceding month.

Interest will be computed during each calendar year at the mean between the high and the low during the first eleven months of the preceding year of yields on Aa-rated industrial Bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest 1/4th of one percent. The Company will notify Participants annually of the established interest rate.

Stock Unit Method. A Participant’s Stock Unit account shall be credited with the number of shares of the Company’s common stock that could be purchased with the amount credited to such account, based on the Fair Market Value of the Company’s common stock on the day the account is so credited (or on the next business day on which the New York Stock Exchange (the “Exchange”) is open, if the Exchange is closed on the day the account is credited) excluding commissions, taxes, and other charges. Such number (carried to two decimal places) shall be recorded as stock units in the Participant’s account, for bookkeeping purposes only. For purposes of the Plan, “Fair Market Value” means the mean of the high and low per share trading prices for the common stock of the Company as reported for the “New York Stock Exchange—Composite Transactions” for a single trading day. The number of stock units in an account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the Company’s common stock.

Each Participant’s Stock Unit account periodically shall be credited with the number of shares of the Company’s common stock that could be purchased, as set forth in the preceding paragraph, with an amount equal to the cash dividends that would be payable on the number of shares of the Company’s common stock that equals the number of stock units in a Participant’s Stock Unit account. The Company will notify Participants annually of the number of stock units, and the dividend equivalents, credited to their Stock Unit account.

Special Election for Terminating Employees. Following termination of employment, a Participant will have an opportunity to make a one-time special election to change the method of crediting earnings on all or a portion of amounts accumulated in one or more deferral accounts. For terminations of employment occurring after December 31, 2001, the special election must be received by the Company no later than twelve (12) months after the date of the Participant’s termination. For terminations of employment occurring on or before December 31, 2001, the special election must be received by November 30, 2002. The Company will record the election upon receipt but no earlier than the first business day following a Participant’s date of termination of employment and no later than twelve (12) months after the date of termination, or for terminations occurring on or before December 31, 2001, the election will be recorded no earlier than January 2, 2002 and no later than November 30, 2002. Once recorded, such election shall be irrevocable. Once the election is recorded, the Company will transfer the specified amount to the newly elected earnings credit method on the last day of the quarter following the quarter in which the election was recorded (or on the next business day on which the Exchange is open, if the Exchange is closed on that day). Any amounts (other than dividend equivalent earnings) deferred after the transfer date will be deferred based on the earnings method set forth in the original deferral election. All payment elections will continue to apply as though no earnings method change had been made.

6.

Payment. The timing and manner of distribution of amounts held under the Plan shall be determined by the Committee in its sole discretion, but distributions shall commence no later than the January 15, or such later date as may be otherwise determined by the Committee, immediately following (a) the year in which the Participant reaches age 70½ or (b) if the Participant continues employment with the Company beyond such age, the year the Participant retires from the Company or otherwise terminates service from the Company. A Participant may submit an election to the Committee, stating the number of years over which payment shall be made (which shall be between 1 and 15 years), the initial year of payment, and the payment option (in the case of payments to be made over 2 or more years). The election shall be submitted to the Committee by not later than December 1 of the year following the year of termination of the Participant’s employment by the Company. Distribution shall be made in accordance with the election unless the Committee determines that the distribution should be made at some different time or in some different manner.

The payment options (in the case of payments to be made over 2 or more years) shall be as follows:

Approximately Equal Option. The amount payable to the Participant each year shall be computed by the Company so that the aggregate amount of cash or stock in a Participant’s account under the Plan shall be distributed in approximately equal installments in each year for which deferred compensation payments are to be made.

Fractional Option. The amount payable to the Participant each year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period, by the balance in the account on January 1 of such year.

Under either option, the Participant’s account shall be debited at the time of payment.

An approved payment period and payment option shall be applicable to the Participant’s total aggregate deferred compensation accounts under the Plan, including any accounts previously maintained that have been combined into an account under this Plan.

Distributions from a Participant’s Stock Unit account shall be paid in cash: provided, that following a Participant’s termination of employment, distributions from the Stock Unit account may be made in stock at the written election of the Participant. The cash distribution shall equal the cash value, on the date as of which the distribution is calculated (which shall be the first business day in January unless some other date is prescribed by the Committee), of the number of whole shares of Company common stock then distributable to such Participant, based on the Fair Market Value of such stock on that date, or the next day on which the Exchange is open if the Exchange is closed on the date the distribution is calculated. Any distribution in stock shall be in whole shares of the Company’s common stock equal in number to the whole number of stock units credited to the Participant’s account under the Stock Unit method. No fractional shares shall be distributed and any account balance remaining after a stock distribution shall be paid in cash.

A Participant may request that amounts credited to the Participant’s account under the Plan be distributed prior to the Participant’s termination of employment with the Company, or that an approved method of payment be changed. Any such request shall set forth the reason therefor, and is subject to approval by the Committee in its sole and absolute discretion. Any request for a distribution prior to termination of employment must be submitted to the Committee by no later than December 1 of the year prior to the year in which the distribution is requested to be made. No request for distribution prior to termination of employment will be approved if the Participant also has elected to defer any portion of an incentive compensation award to be made in the calendar year in which the requested distribution is to be made. A Participant may request that any or all amounts accumulated under this Plan be distributed except for any amounts, and any interest or dividends credited thereon, which were deferred in the calendar year in which the request for distribution is submitted.

The Committee may establish guidelines for its own use and the use of its delegates in considering any such request or any other request or election under the Plan, but such guidelines shall not in any way limit the Committee’s discretion in acting upon a request or election, or in determining the timing and manner of any distributions to be made under the Plan.

Distributions under the Plan shall be subject to withholding for taxes and other charges, as required by law, and the Company shall deduct from any such distribution any amounts owed by the Participant to the Company. For distributions in stock, required withholding and any other deductions will be taken from the common stock that would have been received.

7.

Beneficiaries. A Participant may designate one or more beneficiaries to receive distributions from the Plan, upon the Participant’s death. If no beneficiary has been designated, all such amounts shall be paid to the Participant’s personal representative. Except as provided in the following paragraph, the death of a Participant shall not affect the timing or manner of distributions from the Participant’s account.

A Participant may elect that one or more fixed payments be made from the Plan to the Participant’s personal representative or designated beneficiary, following the Participant’s death. Such payments, if approved by the Committee, shall be made within 15 months after the Participant’s death. Any amounts thereafter remaining in the Participant’s account will be distributed at the time and in the manner approved by the Committee.

8.

Termination or Amendment of the Plan. This Plan may be terminated, modified, or amended from time to time by resolution of the Board of Directors of the Company. If the Plan is terminated, all amounts accumulated prior to termination will continue to remain subject to the provisions of the Plan as if the Plan had not been terminated.

9.

Participant’s Rights. Amounts deferred and accumulated under the Plan remain the property of the Company, and no Participant or other person shall acquire any property interest in the account or any other assets of the Company on account of participation in the Plan, the Participant’s rights being limited to receiving from the Company the payments provided for in the Plan. The Plan is unfunded and to the extent that any Participant acquires a right to receive payments from the Plan such rights shall be no greater than the rights of a general unsecured creditor of the Company.

Except to the extent provided in the final paragraph of Section 6 of the Plan, the right of a Participant, legal representative or beneficiary to receive payments from the Plan shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of the Participant or the Participant’s legal representative or beneficiaries.

10.

Powers of Compensation Committee. The Compensation Committee (the “Committee”) of the Board of Directors of the Company shall have full power and authority to construe and interpret this Plan. The Committee may from time to time delegate such of its functions hereunder as it may determine, to one or more of the officers of the Company, on such terms and conditions as the Committee may decide. Decisions of the Committee or its delegates shall be final and binding upon the Participants, their legal representatives and beneficiaries. Action by the Committee or its delegates on any election or request made by a Participant pursuant to the Plan shall be subject to the sole discretion of the Committee or such delegates.

11.

Boeing Satellite Systems, Inc. Pursuant to the Stock Purchase Agreement between The Boeing Company, Hughes Electronics Corporation and Hughes Telecommunications and Space Company dated as of January 13, 2000 (the “Agreement”) and effective as of the closing date under the Agreement (“Closing Date”), the Committee has designated certain employees of Boeing Satellite Systems, Inc. (“BSS”) as Executive Payroll employees eligible to participate in this Plan (“Satellite Executives”).

The deferral elections of Satellite Executives in effect pursuant to the Hughes Electronic Corporation Executive Deferred Compensation Plan (“Hughes Plan”) as of the Closing Date shall be deemed to be irrevocable deferral elections in effect for purposes of this Plan for salary and cash payments related to the Hughes Annual Incentive Plan and Long-Term Achievement Plan paid by BSS in 2000 and 2001.

Satellite Executives eligible for Company performance shares and restricted stock units in lieu of payments under the Hughes Long-Term Achievement Plan shall be provided the opportunity to make a deferral election with respect to such awards.

Accounts under this Plan shall be established for Satellite Executives in an amount equal to their account balances as of the Closing Date under the Hughes Plan. Such accounts shall be paid in accordance with the terms of this Plan. Except for such account balances, no Liability, as defined in the Agreement, shall accrue or be paid with respect to any Satellite Employee or Retired Satellite Employee, as defined in the Agreement, under the Hughes Plan on or after the Closing Date.

Satellite Executives with account balances established as of the Closing Date and/or who have irrevocable deferral elections in effect as of the Closing Date may elect earnings credits on deferred amounts in accordance with Section 5.

This Section 11 is effective as of the Closing Date, if any.